Exhibit 21
HARRIS STRATEX NETWORKS, INC.
SUBSIDIARIES AS OF AUGUST 1, 2007
(100% direct or indirect ownership by Harris Stratex Networks, Inc. unless otherwise noted)

State or Other
Jurisdiction
Name of Subsidiary	of Incorporation

Harris Communication Argentina SA	Argentina
Harris Communication France SAS	France
Harris Communications International, Inc.	Delaware
Harris Communications International (Kenya) Ltd.	Kenya
Harris Communications (Shenzhen) Ltd.	The People’s Republic of China
Harris Communications Systems Nigeria Limited	Nigeria
Harris do Brasil Limitada	Brazil
Harris Stratex Networks (Australia) Pty. Ltd.	Australia
Harris Stratex Networks Canada ULC	Canada
Harris Stratex Networks (NZ) Limited	New Zealand
Harris Stratex Networks, Inc.	Delaware
Harris Stratex Networks Operating Corporation	Delaware
Harris Stratex Networks (S) Pte. Ltd.	Republic of Singapore
Harris Stratex Networks (UK) Limited	Delaware
Stratex Networks do Brasil Ltda.	Brazil
Harris Stratex Networks (India) Private Limited	India
Harris Stratex Networks Mexico, S.A. de C.V.	Mexico
Stratex Networks Nigeria Limited	Nigeria
Harris Stratex Networks (Clark) Corporation	The Philippines
Stratex Networks Polska Spolka Sp. z.o.o.	Poland
Stratex Networks S.A.R.L.	France
Harris Stratex Networks (Thailand) Ltd.	Thailand
BWA Technology, Inc.	Delaware
Digital Microwave (Mauritius) Private Limited	Mauritius
Harris Stratex Networks (South Africa)(Proprietary) Ltd.	Republic of South Africa
DMC Stratex Networks Asia Pacific Service Center Corporation	The Philippines
MAS Technology Holdings (Proprietary) Limited	Republic of South Africa
Harris Stratex Networks Malaysia Sdn. Bhd.	Malaysia